EXHIBIT 99.1


PRESS RELEASE                           Source: Innovative Drug Delivery Systems

CMO Dan Carr Promoted to Chief Executive Officer
Wednesday July 6, 8:37 am ET


NEW YORK--(BUSINESS WIRE)--July 6, 2005--Intrac, Inc. (OTC BB: ITRD - News) and its wholly-owned subsidiary Innovative Drug Delivery Systems (IDDS), a developer of novel pain relief treatments, promoted Daniel B. Carr, M.D. to the position of Chief Executive Officer. In addition to his new duties as CEO, Dr. Carr, will continue to serve as Chief Medical Officer of IDDS, a position he has held since September 2004. Dr, Carr has served on IDDS's Scientific Advisory Board since 2000 and is an internationally recognized expert on pain and its treatment. Dr. Carr has served on advisory boards for Johnson and Johnson, Purdue Pharma, Endo Pharmaceuticals, Abbott Laboratories and a number of other pharmaceutical industry companies. In addition, he has served as a consultant or board member of the American Pain Society, the American Academy of Pain Medicine, the International Association for the Study of Pain, the Legislative Task Force on Pain for the Commonwealth of Massachusetts, the Joint Commission for the Accreditation of Healthcare Organizations and the National Institutes for Health Clinical Center Pain and Palliative Care Working Group.

Fred Mermelstein, Ph.D., Intrac's and IDDS's former CEO, will remain as President. Dr. Mermelstein said, "Dr. Carr's is a respected advocate of pain management. His work has heightened awareness within the medical community of pain control as crucial to patients' quality of life. His expertise in pain research, policy and management will provide valuable experience and leadership needed to commercialize our products."

Dr. Carr stated, "IDDS has a compelling product portfolio and a high-caliber management team with the expertise to bring these much-needed products to the market. The company has made steady progress toward commercialization of these products. I look forward to helping the company achieve this goal and to develop additional pain management therapies."

About IDDS

IDDS is a specialty pharmaceutical company with a late stage development pipeline of prescription pain medications that address unmet and underserved medical needs for treatment of moderate-to-severe pain.

Utilizing proprietary technologies, the Company minimizes development risk and maximizes commercial opportunity through novel administration routes and broader labeling for existing FDA-approved drugs. Its simple, safe, cost-effective solutions to complex analgesic problems leverage the healthcare industry's growing awareness that pain management is a vital component in patient care and recovery.

For more information, visit www.idds.com.

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement.



Contact:

     Investor Contact:
     The Investor Relations Group
     Christie Mazurek/Ross D'Eredita, 212-825-3210 or IDDS Company Contact:
     June Gregg, 212-554-4550
     or
     Media Contact:
     The Investor Relations Group
     Janet Vasquez, 212-825-3210